AGREEMENT AND PLAN OF MERGER

          AGREEMENT, dated as of June 30, 1999, among (i) Arnold Schron (the "Shareholder") and Spencer Analysis, Inc. a New York corporation, located at 116 John Street, New York, New York 10038 (the "Company"), and (ii) IBS Interactive, Inc., a Delaware Corporation, located at 2 Ridgedale Avenue, Suite 350, Cedar Knolls, NJ 07927 (the "Buyer"), and SAI Acquisition Corp., a Delaware corporation (the "Merger Subsidiary") and a wholly owned subsidiary of the Buyer. The Company is sometimes referred to herein as the "Surviving Corporation."

          WHEREAS, the Company, was organized under the laws of the State of New York pursuant to a certificate of incorporation filed on November 17, 1973; and

          WHEREAS, the Shareholder is the owner of all of the issued and outstanding shares (the "Shares") of the capital stock of the Company; and

          WHEREAS, the Shareholder and the Buyer desire that the Merger Subsidiary merge (the "Merger") with and into the Company with the result that the separate existence of the Merger Subsidiary will cease and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of the Buyer; and

          WHEREAS, the sole director, and the Shareholder (as sole shareholder of the Company), have determined that the Merger is in the best interests of the Company and its sole shareholder and have duly adopted resolutions declaring the Merger to be advisable and approving this Agreement and the transactions contemplated thereby.

          WHEREAS, the sole director and sole stockholder of the Merger Sub have determined that the Merger is in the best interests of the Merger Sub and its sole stockholder and have duly adopted resolutions declaring the Merger to be advisable and approving this Agreement and the transactions contemplated thereby.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby and in consideration of the mutual covenants contained herein, agree as follows:

1.    The Merger.

     1.1 THE MERGER. Upon the terms and conditions hereinafter set forth and in accordance with the New York Business Corporation Law (the "NYBCL") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), the Merger Sub shall be merged with and into the Company and thereupon, pursuant to the DGCL, the separate existence of Merger Sub shall cease and the Company shall continue to exist as the Surviving Corporation under and be governed by the NYBCL.

     1.2 EFFECT OF THE MERGER. After the Effective Time, pursuant to the NYBCL and the DGCL, the separate existence of the Merger Sub shall cease and the

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Surviving Corporation shall succeed, without other transfer, to all the rights and property of the Merger Sub and shall be subject to all the debts and liabilities of the Merger Sub in the same manner as if the Surviving Corporation had itself incurred them.

     1.3 ADOPTION BY SOLE SHAREHOLDER OF THE COMPANY. Prior to the execution of this Agreement, the sole shareholder of the Company has adopted this Agreement and approved the transactions contemplated herein by written consent action as permitted by the NYBCL and the Merger Sub's articles of incorporation and bylaws.

     1.4 ADOPTION BY THE SOLE STOCKHOLDER OF MERGER SUB. Prior to the execution of this Agreement, the Buyer, as the sole stockholder of the Merger Sub, has adopted this Agreement and approved the transactions contemplated herein and the Certificate of Merger by written consent action as permitted by the DGCL and the Company's Certificate of Incorporation and Bylaws.

     1.5 CONSUMMATION OF THE MERGER. The Merger shall become effective upon the filing with the Secretary of State of the state of Delaware of a duly executed Certificate of Merger in the form of Exhibit B (the "Delaware Certificate of Merger") and with the Secretary of State of the state of New York of a duly executed Certificate of Merger in the form of Exhibit C (the "New York Certificate of Merger"). The Merger shall be effective when the Certificates of Merger have been filed. The date and time when the Merger is effective is referred to as the "Effective Time."

     1.6 CHARTER; BYLAWS; DIRECTORS AND OFFICERS. The articles of incorporation of the Company from and after the Effective Time shall be the articles of incorporation of the Surviving Corporation as provided by the NYBCL. The Bylaws of the Company from and after the Effective Time shall be the Bylaws of the Surviving Corporation. The initial directors and officers of the Surviving Corporation on and after the Effective Time shall be the directors and officers, respectively, of the Merger Sub immediately prior to the Effective Time, in each case until their respective successors are duly elected and qualified.

2.     CONVERSION OF SHARES.

     2.1 CONVERSION OF SHARES. By virtue of the Merger and without any action on the part of the holders of capital stock of the Company, at the Effective Time all outstanding shares of capital stock of the Company shall be converted into an aggregate purchase price (the "Purchase Price") of six million dollars ($6,000,000), subject to adjustment as set forth in Section 2.4 with respect only to the Reserved Shares referred to in that Section. The Purchase Price shall be payable in 260,005 shares (the "Consideration Shares") of the Buyer's common stock, par value $.01 per share (the "IBS Stock"), at a price per share (the "IBS Per Share Price") of $23.076444.

     2.2 The Consideration Shares shall be paid by the Buyer to the Shareholder in the following manner:

               (i) At the Closing, the Buyer shall deliver to the Shareholder ninety-two and one-half percent (92.5%), or 240,505, of the Consideration Shares (the "Closing Shares"). The Buyer shall cause the Closing Shares to be newly-issued shares of IBS Stock free and clear of any and all Encumbrances (as defined in Section 4.2), including but not limited to any Encumbrance that may result in any adjustment such as that provided in Section 2.4 below with respect to the Reserved Shares or that may otherwise reduce the Purchase Price.

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               (ii)  Within two business days after the date on which the amount of the Liabilities (as defined in Section 2.4) becomes final and binding upon the parties, the Buyer shall deliver to the Shareholder seven and one-half one percent (7.5%), or 19,500 of the Consideration Shares, or such fewer number of Consideration Shares as may have been determined pursuant to the adjustment provisions of
            Section 2.4 (such adjusted number of Consideration Shares, the "Reserved Shares"). The Buyer shall cause the shares of IBS Stock to be delivered pursuant to this provision to be newly-issued shares of IBS Stock, free and clear of any and all Encumbrances, including but not limited to any Encumbrance that may result in any further adjustment such as that provided in Section 2.4 below or that may otherwise reduce the Purchase Price. At or before the Closing, the Buyer shall give written instructions to its transfer agent, Continental Stock Transfer & Trust Company (the "Reserve Agent"), to hold in reserve for issuance pursuant to this provision an aggregate of 19,500 shares of IBS Stock.

     2.3 The number of Reserved Shares, if any, to be delivered by the Reserve Agent to the Shareholder shall be determined by dividing (i) the amount, if any (but not less than zero), determined by subtracting the amount of the Liabilities (as finally determined pursuant to Section 2.3) from $450,000 (which amount reflects the value of the Reserved shares as of the Closing Date) by (ii) the IBS Per Share Price.

     2.4 Except as provided in section 2.3(b) below, within five calendar days after December 31, 1999 (the "Reconciliation Date"), the Buyer and the Shareholder shall determine the dollar value of "Liabilities." "Liabilities" shall mean any and all claims, losses, damages, expenses or liabilities, including, without limitation, reasonable attorneys', accountants' and other professional fees (collectively, the "Liabilities"), which have been asserted against, sustained, suffered or incurred by the Buyer, or the Buyer's officers, directors, shareholders and/or legal representatives, arising from or by reason of or in connection with: (i) any breach of the respective representations, warranties and covenants made by Shareholder and/or the Company herein, (ii) the operation of the Company before the Closing Date, (iii) any taxes owed or payable by the Company with respect to any taxable year or portion thereof ending on or before the Closing Date to the extent such taxes are not reflected in the reserve for taxes (if any) shown on the Balance Sheet (as defined in Section 4.8(ii)), and (iv) any other Liabilities asserted against, sustained by or incurred by the Buyer or the Company related to, associated with, or arising from any and all liabilities and obligations of the Company, but in all cases Liabilities shall not include: (a) obligations and liabilities to the extent reserved against on the Balance Sheet, (b) obligations or liabilities of the
 Buyer, (c) obligations or liabilities incurred in connection with the operation of the business of the Company after the Closing Date, (d) obligations or liabilities relating to or arising from any breach of the Company's real property lease as a result of any of the transactions contemplated hereby, (e) any single Liability that the claims, losses, damages, expenses or liabilities for, including, without limitation, reasonable attorneys', accountants' and other professional fees, amount to less than $5,000 in the aggregate and (f) any amount relating to a shortfall as of June 30, 1999 of the assets of the Company's pension plan compared to such plan's liabilities. Anything to the contrary contained in this agreement notwithstanding, the Shareholder may reduce any Liabilities by assuming and directly paying any such Liabilities.

     2.5 If the Shareholder and the Buyer are unable to agree on the amount of the Liabilities within seven days after the Reconciliation Date or, in the case of the Pension Liability, by February 15, 2000, then upon the request of either the Shareholder or the Buyer, the parties shall engage in mediation for a period of 15 days to attempt to resolve the dispute with a mediator mutually acceptable to the parties.

     2.6 If the Shareholder and the Buyer are unable to agree on a mediator or are unable to resolve the issue within 30 days, then upon the request of either the Shareholder or the Buyer, the amount of the Liabilities shall be determined

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by a firm of certified public accountants who shall be independent of both the
Buyer and the Shareholder (the Arbiter") and who shall be acceptable to both parties. If the Buyer and the Shareholder are unable to agree upon an Arbiter, then at the request of either Party, an Arbiter shall be selected by the American Arbitration Association. The Arbiter shall be instructed to make a determination as promptly as possible and the determination of the Arbiter shall be final and binding upon the parties. The Company shall bear all costs and expenses incurred by it and by the Buyer and the Shareholder in connection with any such determination, provided that no amount of such costs and expenses shall be included within the Liabilities.

     2.7 MERGER SUB'S SHARES. Each of the shares of common stock, par value $.01 of the Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall, upon surrender of the certificate formerly representing the Merger Sub's Common Stock, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     2.8 CLOSING OF STOCK TRANSFER BOOKS. On and after the date of this Agreement there shall be no transfers on the stock transfer books of the Company of shares of capital stock of the Company that were issued and outstanding immediately prior to the date hereof.

     3. CLOSING. The closing of the purchase and sale of the Shares and the other matters contemplated by this Agreement (the "Closing") shall take place at 10 a.m. on June 30, 1999, at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036, or at such other time and place as mutually agreed upon by the parties, time being of the essence (the "Closing Date").

     4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Each of the Shareholder and the Company, severally and jointly, hereby represents and warrants to Buyer as follows, and acknowledges that the Buyer is relying upon such representations and warranties, respectively, in connection with the purchase by Buyer of the
Shares:

     4.1 LEGAL CAPACITY; NO RESTRICTIONS. The Shareholder has full legal capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Shareholder in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to (a) any provision of the certificate of incorporation, as now in effect, or by-laws, as now in effect, of the Company, or (b) any material franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which the Shareholder or the Company is a party or by which either of them (or any of their assets, properties, operations or businesses) may be bound, subject to or affected.

     4.2 OWNERSHIP. The Shareholder owns all of the issued and outstanding Capital Stock of the Company. Set forth in the Disclosure Letter is the name and address of, and number, class and percentage interest of the Shares owned by, the Shareholder, the sole shareholder of the Company. The Shareholder is the sole registered holder and beneficial owner of the Shares, free and clear of any and all Encumbrances (the term "Encumbrances" as used herein shall mean a mortgage, lien, encumbrance, security interest, restriction, pledge, options, calls, assessments, adverse claims or rights with respect to the property involved). The Shareholder has all legal right, title and authority to transfer the Shares to the Buyer as contemplated hereby. The assignment, transfer and

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sale of the Shares to the Buyer in accordance with Section 1 hereof will vest in
Buyer full right, title and interest in and to all of the Capital Stock of the Company, free and clear of any and all Encumbrances.

     4.3 THE SHAREHOLDER'S INTEREST IN SIMILAR BUSINESSES. Except as set forth in the Disclosure Letter to this Agreement, the Shareholder has no financial interest in any person, firm or entity (other than the Company) which is, or since November 17, 1973 was, directly or indirectly, engaged in any business engaged in by the Company, or which is a party to any material agreement to which the Company is also a party. Notwithstanding the foregoing, the Shareholder shall not be in violation of this Section 4.3 solely by owning or investing in less than 1% of the securities of any publicly traded company.

     4.4 OWNERSHIP INTERESTS. The authorized Capital Stock of the Company consists of two hundred (200) shares of common stock, no par value. The issued and outstanding Capital Stock of the Company and the respective holders thereof are as set forth in the Disclosure Letter. All issued Capital Stock of the Company is duly authorized, validly issued and fully paid and non-assessable. No options, warrants or other rights for the purchase of any of the Capital Stock of the Company or any security convertible into such Capital Stock are authorized and outstanding. There are no voting trusts or other contractual commitments or understandings with respect to the ownership, transfer and/or voting of the Capital Stock. There are no contracts, commitments or understandings to issue any additional Capital Stock and there are no securities or rights of any kind outstanding that are convertible into or exchangeable for any Capital Stock or other interests in the Company. The execution and delivery by the Shareholder of this Agreement and the performance by the Shareholder of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate and stockholder actions on the part of the Shareholder and Company.

     4.5 SUBSIDIARY; INVESTMENTS IN OTHERS. The Company has no subsidiaries and does not: (i) own, directly or indirectly, any capital stock or other securities of, or any other interest in, another corporation; or (ii) have any interest, directly or indirectly, in any unincorporated association, partnership, joint venture or other entity, nor has the Company made any commitment to purchase any capital stock of, or otherwise made any investment in, any other corporation, unincorporated association, partnership, joint venture or other entity.

     4.6   COMPANY EXISTENCE AND POWER.

     (a) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of New York. The Company transacts business only in the state of New York and the other states listed in the Disclosure Letter. The Company has the power to own, lease or operate its properties and to carry on its business as now being conducted. The Shareholder has furnished to the Buyer true and complete copies as the same are currently in effect of (i) the certificate of incorporation of the Company and all amendments thereto, certified by the Secretary of State of New York and certified as true and correct by the Shareholder, and (ii) the by-laws, as currently amended and in effect, of the Company, certified as true and correct by the secretary of the Company. The Company has the requisite corporate power to execute and deliver this Agreement and perform the transactions contemplated hereby to be performed by it.

     (b) The execution and delivery by Company of this Agreement and the performance by Company of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate and stockholder actions on the part of Company. This Agreement has been duly executed and delivered by a duly authorized officer of Company and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Company enforceable against the Company in accordance with its terms.

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     4.7 NO CONFLICTS. The execution and delivery of this Agreement by the
Company does not, and the performance by the Company of the transactions contemplated hereby to performed by it will not (i) conflict with the certificate of incorporation or by laws of the Company, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which Company is a party or to which it is bound, (iii) constitute a violation of any law or regulation applicable to Company, or (iv) result in the creation of any Encumbrance upon any of the assets of the Company.

     4.8   FINANCIAL STATEMENTS.

     (a) The Shareholder has delivered to the Buyer the following financial statements (collectively, the "Financial Statements"), all of which have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, and fairly present, in all material respects, the financial condition of the Company as of their respective dates and the results of the operations of the Company for the periods covered thereby:

               (i) the unaudited balance sheets of the Company as of December
            31, 1996, 1997 and 1998, and the related unaudited statements of income and changes in stockholder's equity for the years then ended, together with compilation reports with respect thereto by Peter Canter, certified public accountant;

               (ii) the unaudited consolidated balance sheet of the Company (the
            "Balance Sheet") as of June 30, 1999 (the "Balance Sheet Date"), and the related unaudited consolidated statements of income and stockholder's equity for the six months then ended (the "Interim Financial Statements").

     (b) The Interim Financial Statements reflect all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties and lease purchase agreements to which the Company is a party or by which any of its properties is bound.

     (c) Without limiting the generality of the foregoing provisions of this
Section 4.8, except as set forth in the Disclosure Letter. the Financial Statements have been prepared on the following bases:

               (i) all fixed assets and equipment have been valued at actual cost less accumulated depreciation, and no asset has, directly or indirectly, been written up;

               (ii) the statements of income do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein;

              (iii) pension, benefit and welfare plan payments and severance pay have been accrued for each affected employee of the Company as of the Balance Sheet Date, on the basis of benefits customarily granted. Vacation and sick pay have not been accrued as of the Balance Sheet Date. The Company's aggregate liability for vacation and sick pay as of the Balance Sheet Date does not exceed $60,000. Bonuses are paid on a quarterly basis two weeks following the quarter end. Bonuses are not accrued by the Company, instead, they are paid on a cash basis. All bonuses are discretionary and no

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            employee of the Company  has any contractual rights to a bonus for any period during the fiscal year ending December 31, 1999;

               (iv) transactions between the Company and any affiliate thereof are fully disclosed;

               (v) Except as set forth in the Disclosure Letter, the accounts receivable of the Company included in the Balance Sheet are collectible in full, net of the applicable reserve for doubtful accounts, over the period of usual trade terms (by use of the Company's normal collection methods), and there do not exist any defenses, counterclaims and set-offs which would materiall adversely affect such net receivables, and all such net receivables are actual and bona fide receivables representing the total net dollar amount thereof shown on the books of the Company; and

               (vi) the Company has no liabilities, whether absolute, accrued, contingent or otherwise, except (A) as and to the extent reflected or reserved against on the Balance Sheet, and (B) those incurred in the ordinary course of business and consistent with prior practices, not in the aggregate materially adverse, since the Balance Sheet Date in the Disclosure Letter. To Shareholder's knowledge, there are no facts or circumstances existing on the date hereof which could be reasonably likely to result in the occurrence of any such liability.

     4.9   TAXES.

          (a) All federal, state, local and foreign income, excise, property, sales and other taxes, assessments, governmental charges, penalties, interest and fines due and payable by the Company and by any other person, firm or corporation which will or may be liabilities of the Company, for all periods ending on or before the Balance Sheet Date, have been paid in full, or have been fully reserved against on the Balance Sheet.

          (b) The Company has filed all federal, state, local and foreign income, excise, property, sales, withholding, social security, information returns and other tax returns, reports and related information ("Returns") required to have been filed by it prior to the date hereof, and no extensions of the time for filing a Return is presently in effect. The Returns that have been filed have been accurately prepared and have been duly and timely filed. The Company is not and has never been a member of any affiliated group filing a consolidated tax return. None of the Company's Returns have been examined by any governmental or other authority exercising any taxing or tax regulatory authority for any fiscal years or periods since it came into business. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Return, or payment of any tax, governmental charge, assessment, deficiency, penalties, fines or interest by the Company.

          (c) There is no action, suit, proceeding, investigation or claim now pending or, to the best of the Shareholder's knowledge, threatened against the Company in respect of taxes, governmental charges or assessments, or any matter under discussion with any governmental or other taxing authority relating to taxes, governmental charges or assessments asserted by any such authority.

     4.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, the Company has not:

     (1) issued, delivered or agreed to issue or deliver any Capital Stock, bonds or other Company securities, or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereto except as contemplated herein;

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     (2) borrowed or agreed to borrow any funds in excess of the amount thereof shown on the Balance Sheet;

     (3) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade obligations due to third parties incurred in the ordinary course of business and consistent with prior practice;

     (4) discharged or satisfied any Encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities not in excess of $50,000 incurred since the Balance Sheet Date in the ordinary course of business and consistent with prior practice;

     (5) sold, transferred, leased to others or otherwise disposed of any material amount of assets, except for inventories sold for fair consideration in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any material debt or claim, or waived or released any material right of substantial value;

     (6) except as set forth in the Disclosure Letter, received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or might reasonably be expected to have, a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, operations or prospects;

     (7) reduced its inventories or supplies below normal and adequate levels for the continuation of business in the usual course;

     (8) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or any other labor trouble other than routine grievance matters none of which is material, or had any material change in its relations with its employees, agents, customers or suppliers;

     (9) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

     (10) except in the ordinary course of business consistent in all respects (including as to amount) with past practice, or as set forth in the Disclosure Letter, made any accrual or arrangement for any payment or any bonus, or any severance or termination pay to (a) any present or former officer or employee who is or was receiving compensation at an annual rate in excess of $10,000; or
(b) any person, firm or corporation which is or was furnishing professional or consulting services to the Company;

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     (11) increased the rate of compensation payable or to become payable by it to any of its directors, officers or employees who is or was receiving compensation at an annual rate in excess of $50,000 or whose resulting compensation will exceed $50,000 annually; entered into an employment agreement or amended any employment agreement for any such person; or made any material increase in any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer or employees;

     (12) except as set forth in the Disclosure Letter, declared or made, or agreed to declare or make, any payment of distributions of any assets of any kind whatsoever to the Shareholder or any affiliate of the Shareholder, or purchased or redeemed, or agreed to purchase or redeem, any of the Company's Capital Stock, or made or agreed to make any payment to the Shareholder or any affiliate of the Shareholder, whether on account or with respect to long-term debt, management fees or otherwise;

     (13) suffered any other change, event or condition which, in any case or in the aggregate, has had or is reasonably expected to have a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, operations, business or prospects; or,

     (14) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses.

     4.11  PROPERTIES.

     (a) Set forth in the Disclosure Letter is a description of all real property owned by the Company or in which the Company has a leasehold or other interest or which is used by the Company in connection with the operation of its business, together with a description of each lease, sublease, license or any other instrument under which the Company claims or holds such leasehold or other interest or right to the use thereof or pursuant to which the Company has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

     (b) Except as set forth in the Disclosure Letter, the Company has good and marketable title to all its properties and assets, including, without limitation, those reflected in its books and records and in the Balance Sheet except (i) inventory sold for fair consideration or consumed after the Balance Sheet Date in the ordinary course of business, and (ii) assets no longer used or useful in the conduct of its business which in the aggregate do not have a fair market value in excess of $10,000, the sale of which does not conflict with or constitute a breach of the representations, warranties or provisions of this Agreement.

     (c) None of the properties and assets of the Company are subject to any Encumbrance or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except for (i) those which are set forth in the Balance Sheet as securing specific liabilities, or (ii) as set forth in the Disclosure Letter. All the properties and assets owned, leased or used by the Company are in good operating condition and repair, are suitable for the purposes used, and are adequate and sufficient for all current operations, and meet all applicable laws, rules and regulations relating to such property. All leases are in full force and effect and true and complete copies of all leases have been delivered to the Buyer or their representatives.

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     4.12  PERMITS AND LICENSES; COMPLIANCE WITH LAW.

     (a) Except as set forth in the Disclosure Letter, all licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, "Governmental Authorizations") from federal, state, local and foreign governmental and regulatory bodies held or required to be held by the Company in connection with its ownership and lease of real and personal property and the operation of its business have been obtained, except where the failure to obtain such Governmental Authorization would not reasonably be expected to have a material adverse effect upon the Company. The Company is in compliance in all respects with the material terms of such Governmental Authorizations held by it or applicable to it and with all material requirements, standards and procedures of the federal, state, local and foreign governmental or regulatory bodies which issued them. Except as set forth in the Disclosure Letter, the Company is in compliance in all material respects with all federal, state, local and foreign laws, ordinances, codes, regulations, orders, requirements and standards of procedures which are applicable in any material respect to its business.

     (b) The Disclosure Letter includes, to the extent that any of the following exists: (i) a list of each adjudged violation; and (ii) a list of each asserted violation, notice of inspection, inspection report or any other written report (excluding Returns) delivered by any governmental or regulatory agency to the Company or delivered by the Company to any governmental or regulatory agency relating to enforcement of or compliance with any of such laws, ordinances, codes, regulations, orders, requirements, standards and procedures material to the Company.

     (c) Except as set forth in the Disclosure Letter, (i) the Company has complied with all existing federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to its business, properties or operations as presently conducted, except where the failure to so comply would not have a material adverse effect upon the Company, and neither the ownership nor use of the Company's properties nor the conduct of its business conflicts in any material way with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any term or provision of (a) the certificate of incorporation or by-laws of the Company, as presently in effect, or (b) any material mortgage, indenture, deed of trust or material Encumbrances, lease, license or agreement or any law, ordinance, rule, regulation, order, judgment or decree to which the Company is a party or by which it or any of its properties, assets or operations may be bound or affected or which might materially adversely affect any such properties, assets or operations and(ii) Shareholder does not know of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of the Company and which might materially adversely affect its properties, assets, operations or prospects, either before or after the Closing Date.

     (d) Without limiting the generality of the foregoing, to the best knowledge and belief of Shareholder, neither the Shareholder nor the Company nor any officer, director, employee or agent of the Company has, directly or indirectly, made, promised to make, or authorized the making of, an offer, payment or gift of money or anything of value to any government official, political party or employee, agent or fiduciary of a customer, to obtain a contract for or to influence a decision in favor of the Company where such offer, payment or gift was or would be, if made, in violation of any applicable law, nor have they maintained cash or anything of value, in an account or otherwise, not properly and accurately accounted for on the books and records of the Company for this purpose.

     4.13 CONTRACTS WITH CUSTOMERS AND OTHERS. Except as set forth in the Disclosure Letter, none of the customers or other persons which are parties to any agreements to which the Company is a party has notified the Company of any

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

intention to terminate its contract or arrangement for service as a result of the transactions consummated hereby or otherwise.

     4.14 PRODUCT WARRANTIES AND GUARANTEES. Except with respect to product warranties or guarantees of any nature described in the Disclosure Letter and provided by the Company in the ordinary course of business, the Company is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation.

     4.15  MATERIAL AGREEMENTS; VALIDITY; NO DEFAULT.

     (a) The Disclosure Letter sets forth a description of (i) all agreements pursuant to which the Company has acquired the business or any substantial portion of the assets of any other person, firm or corporation and pursuant to which the Company has any continuing obligation, and any claims by parties other than the Company with respect thereto; (ii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party relating to the sale or furnishing by it of goods or services where the consideration for such sale is $50,000 or more, in any single case, any claims by parties other than the Company with respect thereto, and any express product guarantees or warranties made by the Company relating to its goods or services; (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party relating to the purchase by it of goods or services where the consideration for such purchase is $15,000 or more, in any single case, and any claims by the Company with respect thereto; and (iv) all contracts, agreements and commitments not yet fully performed, pursuant to which the Company will acquire the business or any substantial portion of the assets of any other person, firm or corporation.

     (b) All the contracts, agreements, leases, licenses and commitments required to be listed in the Disclosure Letter are valid and binding, enforceable in accordance with their respective terms, and are in full force and effect. Except as set forth in the Disclosure Letter, there is not under any such contract, agreement, lease, license or commitment (i) any existing material default by the Company or any event which, after notice or lapse of time, or both, would constitute a material default by the Company or result in a right to accelerate by any other person or a loss of any rights of the Company and (ii) to the best of the Shareholder's knowledge, any default by any other person, or any event which, after notice or lapse of time, or both, would constitute a default by any such person or result in a right to accelerate by the Company or a loss of any rights of any such person. None of such contracts, agreements, leases, licenses or commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the business, properties, assets, earnings or prospects of the Company, except as disclosed in the Disclosure Letter.

     (c) The Company is not a party to or bound by any contract, agreement, lease, license or commitment which, upon performance, is reasonably expected to result in any loss or liability to the Company. True and complete copies of all contracts, agreements, leases, licenses, commitments and other documents listed in the Disclosure Letter (together with any and all amendments thereto) have been delivered to Buyer or its representatives.

     4.16  INTELLECTUAL PROPERTY.

          (a) Set forth in the Disclosure Letter is a description of all patents, patent applications, patent licenses, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, copyrights and copyright registrations, and applications therefor, computer software and software licenses of the Company (the "Intellectual Property").

     (b) Except as set forth in the Disclosure Letter, the Company owns or possesses the royalty-free license or other right to use all Intellectual Property which are listed in the Disclosure Letter or which are necessary to conduct its business as presently operated without conflict with or infringement upon any valid rights of others. To the Shareholder's knowledge, no person, firm, corporation or other entity is entitled to restrain the Company from using any such copyright, trademark, service mark, service name, trade name, domain names or patent. The Company has not received any notice claiming that it is infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, domain name, patents, patent rights, licenses or trade secrets owned by any person, firm, corporation or other entity.

     (c) Except as set forth in the Disclosure Letter, there are no outstanding options, licenses or agreements of any kind with respect to the Intellectual Property. Neither Shareholder nor the Company's managers or employees or any affiliate thereof has any interest in any Intellectual Property.

     4.17 CONSENTS. Except as set forth in the Disclosure Letter, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by the Company or the Shareholder, (i) in order for this Agreement to constitute legal, valid and binding obligations of the Shareholder and the Company or to authorize or permit the consummation by the Shareholder and the Company of the transactions contemplated hereby and thereby or (ii) under or pursuant to any governmental or quasi-governmental permits, licenses, consents authorizations or approvals held by or issued to the Company (including, without limitation, environmental, health, safety and operating permits and licenses) by reason of this Agreement or the consummation of the transactions contemplated hereby.

     4.18 RECEIVABLES. Except as set forth in the Disclosure Letter, all receivables of the Company (including loans receivable and advances) other than accounts receivable which are reflected in the Balance Sheet, and all such receivables which have arisen since the Balance Sheet Date, constituted and will constitute only valid claims against third parties not affiliated with the Company, arising only from bona fide transactions in the ordinary course of business and shall be (or have been) fully collected or collectible when due in accordance with the usual terms customarily utilized by the Company without resort to litigation and without defense, offset or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable as reflected on the Balance Sheet. The Shareholder has delivered to the Buyer an aging schedule for the accounts receivable of the Company at the Balance Sheet Date.

     4.19 LITIGATION. Except as set forth in the Disclosure Letter, there is no claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the best knowledge of the Shareholder threatened, against or relating to the Company, its properties, assets, business or Capital Stock or the transactions contemplated by this Agreement, and the Shareholder does not know of any basis of the same. Except as disclosed in the Disclosure Letter, there is no continuing order, injunction or decree of any court, arbitrator or governmental authority to which the Company is a party or by which the Company or its assets, properties, business or Capital Stock are bound.

     4.20  EMPLOYEE PLANS.

     (a) The Disclosure Letter sets forth a description of all Employee Plans (as defined below), the financial and actuarial condition of such plans, the extent to which they are funded, and the actuarial assumptions utilized in calculating the financial condition thereof. "Employee Plans" means all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock options, bonus or other incentive plans, severance plans, or other employee benefit plans or arrangements, whether or not funded, covering any of the Company's current or former officers, employees, directors or consultants or to which the Company is a party or bound or otherwise may have any liability to any person (including any such plan formerly maintained or in connection with which the Company may have any liability to any person after the Closing, and any such plan which is a multi-employer plan.

     (b) No Employee Plan fails to comply with applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations issued under ERISA, in such a manner as to constitute, in the aggregate, a material adverse event. Except as shown on Disclosure Letter, each such plan is a "qualified" plan under section 401(a) of the Internal Revenue Code.

     (c) Complete and correct copies of all determination letters issued by the Internal Revenue Service relating to any qualified plans under Section 401(a) of the Internal Revenue Code have previously been delivered to Buyer. No facts or circumstance, including, without limitation, any "reportable events" as defined in ERISA and the regulations promulgated under ERISA, exist in connection with such plans which constitute, in the aggregate, a material adverse event, or which might constitute grounds for the termination of any such plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, nor does any such plan have any funding deficiency.

     (d) The Company has complied with and performed in all material respects all contractual obligations required by it to be performed with respect to any Employee Plan or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Company to any Employee Plan prior to the date hereof have been made. Except as disclosed in the Disclosure Letter, the Company has not communicated generally to its employees regarding any material increases of benefit levels (or creation of material new benefits) with respect to any Employee Plan beyond those reflected in the current Employee Plans.

     (e) Except as set forth in the Disclosure Letter, the Company has not participated in or incurred an obligation to contribute to any Multiemployer Plan (as defined in Section 3(37) of ERISA) or incurred or been notified of any withdrawal liability in respect of any such plan.

     4.21 INSURANCE. Set forth in the Disclosure Letter is a description of all fire, theft, casualty, liability and other insurance policies insuring the Company, all performance bonds, customs bonds and the like maintained by, or for the benefit of, the Company, and all life insurance policies maintained for any of its employees, specifying with respect to each such policy or bond the name of the insurer or issuer, the risk insured against or covered thereby, the limits of coverage, the deductible amount (if any), the premium rate or cost and the date through which coverage will continue by virtue of premiums already paid. The Company maintains adequate insurance coverage for all normal risks incident to the Company's assets, properties and business operations. Such insurance will continue to be in force as of the Closing Date.

     4.22 DISCLOSURE. No representation or warranty by the Shareholder contained in this Agreement, and no information contained in the Disclosure Letter or any other instrument furnished or to be furnished to Buyer pursuant to this Agreement as of the date of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

     4.23 BANK ACCOUNTS. The Disclosure Letter sets forth the name of each bank or other financial institution in which the Company has an account or safe deposit box or vault arrangement and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from the Company and a summary of the terms thereof.

     4.24 EMPLOYEE MATTERS. The Disclosure Letter sets forth (i) the name of each employee of the Company; the amount paid to him for services rendered during the calendar years 1996, 1997 and 1998; the current annual rate of his compensation; a list of all written contracts of employment of the Company and all consulting agreements with the Company and the terms thereof; (ii) a list of all collective bargaining or other labor agreements, if any, to which the Company is a party; a list of all affirmative action plans or other such plans in effect since November 17, 1973; (iii) a list of all union organizing efforts conducted or being conducted or threatened with respect to employees of the Company; all labor-related work stoppages experienced by the Company since November 17, 1973; and (iv) a list of all reports filed since November 17, 1973 with governmental agencies relating to equal employment opportunities and employment of protected minorities (including women and persons over age 40); a list of all decisions rendered by governmental agencies (including Courts and the Equal Employment Opportunity Commission) with respect to claims or complaints filed alleging unlawful, discriminating employment practices; and all such claims or complaints now pending; and, (v) the names of the managers of the Company now in office. Other than as set forth in the Disclosure Letter, the Company has no employment agreements with any of its employees other than At-Will employment agreements that give the Company the right to terminate at any time any such employee without notice or cause.

     4.25 FINDERS' AND BROKERS' FEES. Neither Shareholder nor the Company, nor anyone on behalf of any such persons, has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, other than American Benefit Systems, Inc.

     4.26  INVESTMENT INTENT.

     (a) The Shareholder understands that each certificate representing the Shares shall be imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN SOLD IN RELIANCE UPON EXEMPTIONS THEREFROM. THESE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION COVERING THESE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED THEREUNDER. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT, DATED AS OF JUNE 30, 1999 AND AS AMENDED AND MODIFIED FROM TIME TO TIME BETWEEN THE ISSUER (THE "COMPANY") AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST WITHOUT CHARGE.

     (b) Without in any way limiting the Shareholder's right to sell any of the Shares (for any purpose, including but not limited to for the purpose of obtaining cash to compensate the Shareholder's financial advisor and finder) either pursuant to a registration of the Shares (or part thereof) pursuant to the Securities Act of 1933 or pursuant to any applicable exemption from the registration requirements of the Securities Act of 1933, the Shareholder is acquiring the Shares for his own account, for investment purposes and not with a view to, or for sale in connection with, any distribution of such Shares or any part thereof.

     (c) The Shareholder (i) is an "accredited investor" as that term is defined in Rule 401(a) promulgated under the Securities Act of 1933, as amended, (ii) is able to fend for himself in the transactions contemplated by this Agreement,
(iii) has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of this investment,
(iv) has the ability to bear the economic risks of this investment, (v) has had access to and has received such information regarding Buyer as is specified in subparagraph (b)(2) of Rule 402 promulgated under the Securities Act of 1933, as amended, and (vi) without in any way limiting the Buyer's right or ability to rely on the representations and warranties made by Shareholder in or pursuant to this Agreement, has been afforded prior to the Closing the opportunity to ask questions of, and to receive answers from, the Buyer and to obtain any additional information, to the extent the Buyer has such information or could have acquired it without unreasonable expense, all as necessary for the Shareholder to make an informed investment decision with respect to the purchase of the Consideration Shares.

     (d) The Shareholder understands and acknowledges that (a) the Shares to be sold and issued hereunder are unregistered and may be required to be held indefinitely unless subsequently registered under the Securities Act of 1933, as amended, or an exemption from such registration is available; (B) the Buyer is under no obligation (other than the obligation under the registration rights Agreement referred to in Section 9) to file a registration statement with the Securities and Exchange Commission with respect to the Shares, and (c) Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"), which provides for certain limited sales of unregistered securities, is not presently available with respect to the Shares.

     (e) The Shareholder acknowledges that the representations and warranties of Buyer in this Agreement or documents provided for herein represent the sole and exclusive representations and warranties of Buyer to the Shareholder in connection with the transactions contemplated hereby, and Shareholder understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of The Buyer) are specifically disclaimed by Buyer.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Shareholder as follows:

     5.1 ORGANIZATION AND STANDING. The Buyer is a corporation duly organized and validly existing and in good standing under the law of the State of Delaware.

     5.2 LEGAL CAPACITY; NO RESTRICTIONS. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All action required to authorize Buyer to enter into this Agreement and to carry out the transactions contemplated hereby has been properly taken; and this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Buyer in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to (a) any provision of the Buyer's respective certificate of incorporation or by-laws, as currently amended and in effect or (b) any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which Buyer is a party or by which it (or any of its assets, properties, operations or business) may be bound, subject to or affected.

     5.3 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. The Buyer has complied with all existing material federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted, and neither the ownership nor use of Buyer's properties nor the conduct of their respective businesses conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any term or provision of their respective (i) certificates of incorporation or by-laws, as currently amended and in effect, or (ii) any mortgage, indenture, deed of trust or material Encumbrances, lease, license or agreement or any law, ordinance, rule, regulation, order, judgment or decree to which Buyer are a party or by which they or any of their respective properties, assets or operations may be bound or affected or which might material adversely affect any such properties, assets or operations. Without limiting the generality of the foregoing, to the best knowledge and belief of the Buyer, neither of the Buyer nor any of their respective officers, directors, employees or agents has, directly or indirectly, made, promised to make, or authorized the making of, any offer, payment or gift of money or anything of value to any governmental official, political party or employee, agent or fiduciary of a customer, to obtain a contract for or to influence a decision in favor of Buyer where such offer, payment or gift was or would be, if made, in violation of any applicable law, nor has it maintained cash or anything of value, in an account or otherwise, not properly or accurately accounted for on the respective books and records of Buyer for this purpose.

     5.4 DISCLOSURE. No representation or warranty by the Buyer contained in this Agreement, no information contained in the any of the Buyer's SEC Filings (as defined below), as of the date of such SEC Filing, and no information contained in any other instrument furnished or to be furnished to Buyer pursuant to this Agreement as of the date of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. "SEC Filings" means the following: (i) the IBS Interactive, Inc. report on Form 10-Q Report with respect to the quarterly period ended March 31, 1999; (ii) the IBS Interactive, Inc. report on Form 10-K with respect to the annual period ended December 31, 1998; (iii) the IBS Interactive, Inc. report on Form 10-Q with respect to the quarterly period ended September 30, 1998; and (iv) the IBS Interactive, Inc. report on Form 10-Q with respect to the quarterly period ended June 30, 1998, all as supplemented by any and all reports on Form 8-K filed with the SEC by the Buyer.

     5.5   INVESTMENT INTENT, ETC.

     (a) The Buyer is acquiring the Capital Stock for its own account for investment, and not with a view to the resale or distribution thereof.

     (b) The Buyer (i) is an "accredited investor" as that term is defined in Rule 401(a) promulgated under the Securities Act of 1933, as amended, (ii) has the ability to bear the economic risks of this investment, (iii) has had access to and has received such information regarding Buyer as is specified in subparagraph (b)(2) of Rule 402 promulgated under the Securities Act of 1933, as amended, and (iv) without in any way limiting the Shareholder's right or ability to rely on the representations and warranties made by the Buyer in or pursuant to this Agreement, has been afforded prior to the Closing the opportunity to ask questions of, and to receive answers from, the Shareholder and to obtain any additional information, to the extent the Shareholder has such information or could have acquired it without unreasonable expense, all as necessary for the Buyer to make an informed investment decision with respect to the purchase of the Shares.

     (c) The Buyer acknowledges that the representations and warranties of the Shareholder in this Agreement or the other documents to be delivered in connection herewith represent the sole and exclusive representations and warranties of the Shareholder to the Buyer in connection with the transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, customer relationships, assets or liabilities of the Company) are specifically disclaimed by the Shareholder.

     (d) The Buyer has read carefully and understands the disclosures contained in the Disclosure Letter, including but not limited to the disclosures concerning the nature of the risks associated with the Company's short-term customer relationships (many of which do not have written contracts with the Company) and the volatile industry in which the Company operates.

     5.6 FINDERS' AND BROKERS' FEES. Neither the Buyer nor anyone on behalf of The Buyer, has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

6. COVENANTS OF SHAREHOLDER AND COMPANY PRIOR TO CLOSING.

     6.1 CONDUCT OF BUSINESS PENDING CLOSING. Except as otherwise consented to in writing by the Buyer, the Shareholder has caused the Company to diligently conduct its business only in the ordinary course and consistent with prior practice and has maintained, kept and preserved its assets and properties in good condition and repair and maintained insurance thereon in accordance with present practice. The Shareholder has used his best commercially reasonable efforts to preserve the business and organization of the Company intact to keep available to the Buyer the services of the present managers and employees of the Company, and to preserve for the benefit of the Buyer the goodwill of the suppliers and customers of the Company and others having business relations with the Company. The Shareholder has given the Buyer prompt written notice of any material change in or addition to any of the information contained in the representations and warranties made herein by the Shareholder and/or the Company or in the Disclosure Letter to this Agreement which has occurred prior to the Closing Date. Without limiting the generality of the foregoing:

     (a) without the Buyer's prior written approval, the Shareholder has not caused the Company to amend, modify, supplement or otherwise alter its certificate of incorporation or by-laws, as currently amended and in effect, or merge or consolidate or obligate itself to do so with or into any other entity;

     (b) without the Buyer's prior written approval, the Shareholder has not caused the Company to enter into any contract, agreement, commitment or other understanding or arrangement except for those in the ordinary course of business which do not result in the incidence by the Company of an obligation in excess of $15,000;

     (c) the Shareholder has caused the Company to comply in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted;

     (d) the Shareholder has caused the Company to accurately prepare and duly and timely file all required federal, state, local and foreign Returns of the

Company and pay all federal, state, local and foreign taxes (including, without limitation, taxes on properties, income, franchises, licenses and payrolls) shown on such Returns as required to be paid or otherwise payable without the preparation or filing of any Return; and

     (e) the Shareholder has not caused the Company to declare or make any payment of distributions to its stockholders or upon or in respect of any Capital Stock, or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any Capital Stock or securities.

     6.2 ACCESS, INFORMATION AND DOCUMENTS. Prior to the Closing Date, the Shareholder has given to Buyer and to Buyer's accountants, counsel and other representatives, full access during normal business hours to all property, contracts, commitments, books and records of the Company (including minute books and shareholder lists) and has furnished to Buyer all such documents and copies of documents (certified by a manager of the Company if requested) and information with respect to the affairs of the Company that Buyer have from time to time reasonably requested, and have notified Buyer as to any unusual problems or developments, if any, with respect to the business of the Company prior to the Closing.

     6.3 TAX FREE NATURE OF TRANSACTION. The Buyer and the Shareholder shall each treat the transactions contemplated by this Agreement as a reorganization under Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code (the "Code") with respect to which the Shareholder is not required to recognize any gain or loss and shall use their best efforts not to take any action, whether before, during or after the Closing, that would be inconsistent with or prevent the treatment of this transaction as such. The representations, warranties and covenants set forth in this Section 6.3 shall survive the Closing of the transaction. Notwithstanding the foregoing, the Buyer may undertake, at its sole discretion, a secondary public offering, a private placement, or the merger of the Buyer into or the acquisition of the Buyer by any other entity without liability to Shareholder.

     6.4   TAX RETURNS.

     (a) To the extent permitted by law, the Shareholder, the Company and the Buyer shall cause each tax period of the Company to end on the Closing Date.

     (b) The Seller, at the Company's expense, shall prepare or cause to be prepared all Returns of the Company for taxable periods ending on or prior to the Closing Date. The Shareholder shall give a copy of each such Return to the Buyer at least forty-five (45) days prior to the due date of such Return, and, subject to the Buyer's reasonable review, the Buyer shall cause such Return to be timely filed and shall cause any taxes shown due and owing on such Return to be paid.

     (c) The Buyer shall prepare all other Returns of the Company on a basis consistent with the past practice (to the extent that such past practice constitutes a reasonable reporting position) of the Company and shall not make any election or take any position on any Return that would have an adverse effect on the Shareholder with respect to this transaction or any tax period beginning prior to the Closing Date. The Buyer shall not amend any Return of the Company relating to a tax period ending on or prior to the Closing Date, unless such amendment is as a result of an audit, administrative proceeding or court decision.

     (d) In the case of any Return that (i) relates to an income, sales, value-added, franchise, gross receipts, employment, withholding, gains, or similar taxes and that (ii) is for a tax period that begins before and ends

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

after the Closing Date, such Return shall be prepared on the basis of an interim closing of the books as of the Closing Date. In the case of any Return that
(iii) relates to any property or similar tax and that (iv) is for a tax period that begins before and ends after the Closing Date, such taxes shall be allocated to period ending on or before the Closing Date on a daily basis.

     (e) Any refunds or credits of taxes of the Company for any taxable period ending on or before the Closing Date shall be for the account of the Shareholder and shall be paid by Buyer to the Shareholder within ten days after the Buyer or the Company receives or utilizes such refund.

     (f) The Buyer shall cooperate with the Shareholder in preparing the Returns or in responding to any audit or other judicial or administrative proceeding, including, but not limited to, making available to the Shareholder any accounting records of the Company or Buyer and executing such documents as are necessary for the filing of such Returns.

     (g) The Company shall pay all transfer, sales, gains, document recording, and similar taxes relating to the transactions set forth herein.

     6.5 DIVIDEND. Anything to the contrary contained herein notwithstanding, within a reasonable period of time prior to September 15, 1999, the Company shall declare and pay a dividend to the Shareholder in an amount equal to the product of (i) the taxable income of the Company for the period from January 1, 1999 through June 30, 1999 and (ii) the Shareholder's combined state and federal marginal income tax rates. This obligation shall not be a Liability for purposes of Section 2.4.

7. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     (a) All statements contained in this Agreement, the Disclosure Letter and any document, certificate or other instrument delivered by or on behalf of Shareholder and/or the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties, covenants and agreements made by Shareholder. Each statement, representation, warranty, covenant and agreement made or deemed made by Shareholder shall survive the Closing Date until 18 months from the Closing Date. The statements, representations, warranties, covenants and agreements made or deemed made by Shareholder in this Agreement shall not be affected or deemed waived by reason of the fact that Buyer or their representatives should have known that any such representation, warranty, covenant or agreement is or might be inaccurate in any respect unless Shareholder can demonstrate that Buyer or their representatives had knowledge that any such representations, warranty, covenant or agreement is inaccurate in such respect. Any furnishing of information to Buyer by Shareholder pursuant to, or otherwise in connection with, this Agreement, including, without limitation, any information contained in any document, contract, book or record of Shareholder or the Company to which Buyer shall have access or any information obtained by, or made available to, Buyer as a result of any investigation made by or on behalf of Buyer prior to or after the date of this Agreement, shall not affect Buyer's right to rely on any statement, representation, warranty, covenant or agreement made or deemed made by Shareholder in this Agreement and shall not be deemed a waiver thereof unless Shareholder can demonstrate that Buyer or its representatives had knowledge that any such statement, representation, warranty, covenant or agreement is inaccurate in such respect.

     (b) All statements contained in this Agreement and any document, certificate or other instrument delivered by or on behalf of the Buyer pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties, covenants and agreements made by the Buyer. Each statement, representation, warranty, covenant and agreement made or deemed made by the Buyer shall survive the Closing Date until 18 months from the Closing Date. The statements, representations, warranties, covenants and

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

agreements made or deemed made by the Buyer in this Agreement shall not be affected or deemed waived by reason of the fact that the Shareholder or his representatives should have known that any such representation, warranty, covenant or agreement is or might be inaccurate in any respect unless the Buyer can demonstrate that Buyer or their representatives had knowledge that any such representations, warranty, covenant or agreement is inaccurate in such respect. Any furnishing of information to Buyer by Shareholder pursuant to, or otherwise in connection with, this Agreement, including, without limitation, any information contained in any document, contract, book or record of Shareholder or the Company to which Buyer shall have access or any information obtained by, or made available to, Buyer as a result of any investigation made by or on behalf of Buyer prior to or after the date of this Agreement, shall not affect Buyer's right to rely on any statement, representation, warranty, covenant or agreement made or deemed made by Shareholder in this Agreement and shall not be deemed a waiver thereof unless Shareholder can demonstrate that Buyer or its representatives had knowledge that any such statement, representation, warranty, covenant or agreement is inaccurate in such respect.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. The Merger is subject to the conditions set forth in this Section 8 for the exclusive benefit of the Buyer to be fulfilled on or prior to the Closing Date. The Buyer may, however, waive the fulfillment of any of these conditions, either before or after the Closing Date, but any waiver, to be binding upon Buyer, must be by a writing duly executed by it. The Shareholder shall use commercially reasonable efforts to cause each condition to be fulfilled.

     8.1 REPRESENTATIONS. All representations and warranties of Shareholder and the Company contained in this Agreement, the Disclosure Letter, and any document, certificate or other instrument delivered by or on behalf of Shareholder and/or the Company pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects when made and such representations and warranties shall be deemed to be, as of the Closing Date, true and correct in all material respects.

     8.2 PERFORMANCE OF AGREEMENTS. All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Shareholder and/or the Company at or prior to the Closing Date shall have been duly and properly performed or fulfilled in all material respects.

     8.3 NO ADVERSE CHANGE. On the Closing Date, there shall have been no material adverse change in the assets, liabilities, financial condition or business (financial or otherwise) of the Company from that shown or reflected in the Interim Financial Statements. As of the Closing Date, there shall not have occurred an event which, in the reasonable opinion of Buyer, materially and adversely affects or may materially or adversely affect the operations, business or prospects of the Company.

     8.4 DOCUMENTS. All documents required to be delivered to Buyer at or prior to the Closing Date shall have been duly delivered.

     8.5 NO LITIGATION. On the Closing Date, except as set forth in the Disclosure Letter, no action or proceeding shall be pending or threatened by any person, firm, corporation, or governmental authority which questions, or seeks to enjoin or prohibit (a) the purchase and sale of the Capital Stock and the other transactions contemplated by this Agreement or (b) the right of the Company to conduct its operations and carry on its business in the normal course and in accordance with past practice.

     8.6 NO LEGISLATION. No legislation (whether by statute, regulation or otherwise) shall have been enacted or introduced subsequent to the date of this Agreement which, in the reasonable opinion of Buyer, materially and adversely affects or may materially and adversely affect the operations, business or prospects of the Company.

     8.7 EMPLOYMENT AGREEMENTS. Arnold Schron shall have entered into a written employment agreement acceptable to the Buyer.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDER. The Merger is subject to the conditions set forth in this Section 9 for the exclusive benefit of Shareholder to be fulfilled on or prior to the Closing Date. Shareholder may, however, waive the fulfillment of any of these conditions, either before or after the Closing Date, but any waiver, to be binding upon Shareholder, must be by a writing executed by, or on behalf of, them. Buyer shall use commercially reasonable efforts to cause each condition to be fulfilled.

     9.1 REPRESENTATIONS. All of the respective representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects when made and such representations and warranties shall be deemed to be, as of the Closing Date, true and correct in all material respects.

     9.2 PERFORMANCE OF AGREEMENTS. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Buyer at or prior to the Closing Date shall have been duly and properly performed or fulfilled in all material respects.

     9.3 DOCUMENTS. All documents required to be delivered to Shareholder at or prior to the Closing shall have been duly delivered.

     9.4 EMPLOYMENT AGREEMENT. The Company and the Shareholder shall have entered into a written employment agreement acceptable to the Shareholder.

     9.5 REGISTRATION RIGHTS AGREEMENT. The Company shall have entered into a rights agreement with the Shareholder acceptable to the parties.

     10. DELIVERY BY SHAREHOLDER AT THE CLOSING. On the Closing Date, and subject to the terms and conditions set forth herein, Shareholder shall deliver to Buyer:

     (a) Certificates evidencing all of the Shares, together with stock transfer powers with respect thereto duly executed by the Shareholder.

     (b) The books and records of the Company.

     (c) Resolutions of the Company's Board of Directors and shareholders approving the transactions contemplated hereby.

     (d) Executed employment agreement, in form satisfactory to The Buyer, for Arnold Schron.

     (e) The written resignations, effective immediately, of any and all of the present officers and directors of the Company.

     (f) Such additional items as Buyer may reasonably request.

11. DELIVERY BY BUYER ON THE CLOSING DATE. On the Closing Date, and subject to the terms and conditions set forth herein, Buyer shall deliver to Shareholder:

     (a)   The Closing Shares.

     (b) Such additional items as Shareholder may reasonably request.

12. EXPENSES. The Buyer shall bear and pay the legal, accounting and other expenses of the Buyer associated with the consummation of the transactions contemplated hereby. The Company shall bear and pay the legal, accounting and other expenses of the Company associated with the consummation of the transactions contemplated hereby. The Shareholder shall bear and pay his legal, accounting and other expenses associated with the consummation of the transactions contemplated hereby, provided that the Company shall promptly reimburse the Shareholder for up to $25,000 of his legal fees incurred in connection with this Agreement and the transactions contemplated hereby.

13. INDEMNIFICATION. The Buyer shall indemnify and hold harmless the Shareholder and his heirs, executors and legal representatives (the "Shareholder Indemnitees") from and against any and all claims, losses, damages, expenses or liabilities, including, without limitation, reasonable attorneys', accountants' and other professional fees, (collectively, the "Shareholder's Damages") that may be asserted against, sustained, suffered or incurred by the Shareholder, arising from or by reason of or in connection with: (i) any breach of the representations, warranties and covenants made by the Buyer herein, (ii) the operation of the Company on and after the Closing Date (except with respect to any such item that is a Liability for purposes of Section 1.5), (iii) any taxes owed or payable by the Company with respect to any taxable year or portion thereof ending after the Closing Date, and (iv) any other Liabilities asserted against, sustained by or incurred by the Shareholder related to, associated with, or arising from any and all liabilities and obligations of the Company to the extent reserved against on the Balance Sheet. This indemnity shall survive the Closing Date; provided, however, that any claim for indemnity hereunder with respect to Shareholder's Damages arising by virtue of item (i) above must be presented to the Buyer within twelve (12) months of the Closing Date. No such time limitation on claims made hereunder shall apply with respect to claims for Shareholder's Damages arising by virtue of items (ii), (iii) or (iv) above. The liability of Buyer pursuant to this Section 13 shall be limited to one-half of the Purchase Price.

14. PUBLICITY. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or otherwise publicize the execution and delivery of this Agreement, the provisions hereof or the transactions contemplated hereby without the prior written approval of the form and content of such press release or publicity by the Buyer or Shareholder, as applicable; provided, however, that Buyer may make public disclosures that it believes in good faith are required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the Buyer will use its best efforts to advise the other parties prior to making such disclosure).

15.   MISCELLANEOUS.

     15.1 NOTICES. Any and all notices, requests, demands, consents, approvals or other communications required or permitted to be given under any provision of this Agreement shall be in writing and shall be deemed given upon personal delivery or the mailing thereof by first class certified mail, return receipt requested, postage pre-paid; or by telecopier or other electronic means, as follows:

               If to Buyer:
               IBS Interactive, Inc.
               2 Ridgedale Avenue, Suite 350
               Cedar Knolls, New Jersey 07927
               Attention: Nicholas Loglisci, Jr., President & CEO with a copy to:

               Brian W. Seidman, Esq.
               600 Third Avenue
               New York, New York  10016

               If to Shareholder:

               Arnold Schron
               578 Sanderling Court
               Secaucus, New Jersey 07094

               with a copy to:

               James Alterbaum, Esq.
               Parker Chapin Flattau & Klimpl, LLP
               1211 Avenue of the Americas
               New York, NY 10036

          Any party hereto may change its address for the purpose of this Agreement by notice to the other parties given as aforesaid.

     15.2 NOTICES. This Agreement together with the Disclosure Letter constitute the entire agreement of the parties with respect to the subject matter hereof and the transactions contemplated hereby and supersedes any prior oral or written understanding or agreement of the Shareholder and Buyer with respect thereto. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

     15.3 DISCLOSURE LETTER PART OF AGREEMENT. The Disclosure Letters referred to herein and delivered to Buyer pursuant hereto, including any amendments thereto or changes therein delivered to Buyer on or prior to the Closing Date, shall be deemed part of this Agreement as fully and effectively as if set forth at length herein. The terms used in said Disclosure Letter will have the same meanings as such terms have in this Agreement unless a contrary intention is clearly manifested therein.

     15.4 SEVERABILITY. In the event that any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction for any reason, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining portion of such provision or the other provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     15.5 NO WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     15.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its successors and assigns. Except as hereafter provided, this Agreement shall not be assigned by either Buyer or Shareholder and any attempted assignment shall be void.

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

     15.7 PERSONS HAVING RIGHTS UNDER THIS AGREEMENT. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement contemplated hereby. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

     15.8 HEADINGS. The article and section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles or sections.

     15.9 JURISDICTION; GOVERNING LAW. The parties consent to personal jurisdiction in any action brought in any court, federal or state, within the state of New Jersey having subject matter jurisdiction in the matter. This letter agreement will be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to the principles of conflict of laws thereof.

     15.10 FURTHER ASSURANCES. Shareholder and Buyer shall cooperate and take such actions and execute and deliver such other documents, at or prior to the Closing or subsequent thereto as may be reasonably requested by any other party hereto in order to carry out this Agreement and the transactions contemplated thereby.

     15.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

     15.12 RIGHTS AND REMEDIES. All rights, powers and remedies afforded to a party under this Agreement, by law or otherwise, shall be cumulative (and not alternative) and shall not preclude assertion or seeking by a party of any other rights or remedies.

     15.13 CERTAIN DEFINITIONS. As used herein, the word "person" shall include an individual and entity of any kind.

     15.14 ENTIRE AGREEMENT. This agreement (together with the Disclosure Letter) and the agreements and documents delivered pursuant to this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and collectively supersede all other prior or contemporaneous negotiations, commitments, agreements and understandings (whether written or oral), between the parties with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.



                             /S/ ARNOLD SCHRON
                             ----------------------------------------------
                                   ARNOLD SCHRON


                             SPENCER ANALYSIS, INC.


                             By:/S/ ARNOLD SCHRON
                                -------------------------------------------
                                   ARNOLD SCHRON, PRESIDENT


                             IBS INTERACTIVE, INC.



                             By:/S/ JEFFREY BRENNER
                                -------------------------------------------
                                  JEFFREY BRENNER, CHIEF OPERATING  OFFICER



                             SAI ACQUISITION CORP.



                             By:/S/ HOWARD B. JOHNSON
                                --------------------------------------------
                                   HOWARD B. JOHNSON, PRESIDENT




                                       25